Exhibit(10)B

AMENDMENT NO. 1

VALLEY NATIONAL BANCORP BENEFIT EQUALIZATION PLAN

Effective as of January 1, 1996, the Valley National Bancorp Benefit Equalization Plan (the “Plan”) is amended as follows:

1.	Article I of the Plan is amended by renumbering Sections 1.5 through 1.23 as Sections 1.6 through 1.24 respectively, and by adding the following new Section 1.5:

“1.5. ‘Change in Control’ means any of the following events: (i) when Valley National Bancorp (“Valley”) or any corporation in an unbroken chain of corporations, beginning with Valley, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain (a “Subsidiary”), acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), other than an affiliate of Valley or a Subsidiary or an employee benefit plan established or maintained by Valley, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, or securities of Valley representing more than twenty-five percent (25%) of the combined voting power of Valley’s then outstanding securities (a “Control Person”), (ii) upon the first purchase of Valley’s common stock Pursuant to a tender or exchange offer (other than a tender or exchange offer made by Valley, a Subsidiary or an employee benefit plan established or maintained by Valley, a Subsidiary or any of their respective affiliates), (iii) upon the approval by Valley’s stockholders of (A) a merger or consolidation of Valley with or into another corporation (other than a merger or consolidation which is approved by at least two-thirds of the Continuing Directors (as hereinafter defined) or the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (in either case, a “Non-Control Transaction”)), (B) a sale or disposition of all or substantially all of Valley’s assets or (C) a plan of liquidation or dissolution of Valley, (iv) if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Valley (the “Continuing Directors”) cease for any reason to constitute at least two-thirds thereof or, following a Non-Control Transaction, two-thirds of the board of directors of the surviving or resulting corporation; provided that any individual whose election or nomination for election as a member of the Board of Directors of Valley (or, following a Non-Control Transaction, the board of directors of the surviving or resulting corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director, or (v) upon a sale of (A) common stock of the Valley National Bank (the “Bank”) if after such sale any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than Valley, an employee benefit plan established or maintained by Valley or a Subsidiary, or an affiliate of Valley or a Subsidiary, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business). No person shall be considered a Control Person for purposes of clause (i) above if (A) such person is or becomes the beneficial owner, directly or indirectly, of more than ten percent (10%) but less than twenty-five percent (25%) of the combined voting power of Valley’s then outstanding securities if the acquisition of all voting securities in excess of ten percent (10%) was approved in advance by a majority of the Continuing Directors then in office or (B) such person acquires in excess of ten percent (10%) of the combined voting power of Valley’s then outstanding voting securities in violation of law and by order of a court of competent jurisdiction, settlement or otherwise, disposes or is required to dispose of all securities acquired in violation of law.”

2.	Section 2.8, as renumbered, is amended to read as follows:

“1.8 ‘Compensation Committee’ means the Personnel and Compensation Committee of the Board of Directors.”

3.	Section 1.10 (as renumbered) of the Plan is amended by deleting the terms “ ten (10) Years Of Continuous Service” and substituting “fifteen (15) Years Of Continuous Service” in their place.

4.	The Plan is amended by renumbering Sections 1.10 through 1.25 (as renumbered) as Sections 1.11 through 1.26, and by adding the following new Section 1.10:

“1.10 . ‘Disabled’ shall mean, with respect to a participant, that the Participant has become mentally or physically disabled such that he or she is, or is reasonably expected to be, unable to perform the usual and customary duties of his or her position for a period of long and continued duration. For this purpose the determination of a Participant’s disability shall be determined by the Compensation Committee, in its sole but reasonable discretion. The Compensation Committee shall consult with one physician of its choosing and one physician of the subject Participant’s choosing in helping it to determine the existence and extent of the Participant’s disability.”

5.	Article IV of the Plan is amended by adding the following new paragraph to the end thereof:

“Notwithstanding anything herein to the contrary, a Participant will have his or her SERP Benefit forfeited in its entirety in the event that the Participant leaves the employment of the Company for any reason, voluntarily or involuntarily, prior to the attainment of age 55, except if such employment terminates as a result of the Participant’s death or Disability. The preceding sentence will not apply, and all Participant’s will be fully and absolutely vested in their accrued SERP Benefits, in the event of a Change of Control. A Participant’s SERP Benefit, if any, will only be paid in the same form and beginning at the same time as his or her Pension Plan Benefit under the Pension Plan.”

IN WITNESS WHEREOF, the Personnel and Compensation Committee of the Board of Directors of Valley National Bancorp hereby adopts the foregoing Amendment No. 1 to the Valley National Bancorp Benefit Equalization Plan.

BY:	/s/ Robert McEntee
ROBERT McENTEE
Chairman VNB Personnel and Compensation Committee

5/4/96

Date